JAVELIN MORTGAGE INVESTMENT CORP.
ANNOUNCES DECEMBER 2015 DIVIDEND RATE PER COMMON SHARE

COMPANY ALSO ANNOUNCES THIRD QUARTER WEBCAST ON NOVEMBER 9, 2015

VERO BEACH, Florida - November 5, 2015 - JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) today announced the December 2015 cash dividend rate for the Company’s Common Stock.

December 2015 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
December 2015	$0.09	December 16, 2015	December 30, 2015

JAVELIN also announced today that it will provide an online, real-time webcast of its conference call with equity analysts covering third quarter 2015 operating results on Monday, November 9, 2015. The Company will issue its third quarter 2015 earnings release after the close of trading on Friday, November 6, 2015.

The live broadcast of the Company’s quarterly conference call will be available online at https://www.webcaster4.com/Webcast/Page/954/11253, on November 9, 2015, beginning at 12:00 p.m. Eastern Time. The online replay will be available on the Company’s website http://www.javelinreit.com and continue for one year.

Certain Tax Matters
JAVELIN has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, JAVELIN is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, JAVELIN may increase the amount of one or more announced dividends before the applicable record date or may declare supplemental dividends, if necessary, to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.

About JAVELIN Mortgage Investment Corp.
JAVELIN is a Maryland corporation that invests primarily in fixed rate, adjustable rate and hybrid adjustable rate residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,”

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JAVELIN Mortgage Investment Corp. Announces December 2015 Dividend Rate Per Common Share and Third Quarter Webcast on November 9, 2015

November 5, 2015

“predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It
Updated information on the Company’s investment, financing and hedge positions can be found in JAVELIN’s most recent “Company Update.” JAVELIN posts unaudited and unreviewed Company updates each month on www.javelinreit.com. Additional information regarding the Company can be found at the SEC’s Internet site at http://www.sec.gov, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:
James R. Mountain
Chief Financial Officer
JAVELIN Mortgage Investment Corp.
(772) 617-4340

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